EXHIBIT 3.2

MINUTES OF A MEETING OF

THE MEMBERS OF

AEGEAN EARTH & MARINE CORPORATION

Minutes of the meeting of the members of AEGEAN EARTH & MARINE CORPORATION (the “Company”) held at at 5. Ichous Str- Galatsi 111 46, Athens Greece. on May 14, 2010 at 6 P.M.. Athens Time.

Present:

Stavros Mesazos

Dimitrios Vassilikos

Joseph Rozelle

By agreement, it was resolved that Dimitrios Vassilikos act as chairman of the meeting.

QUORUM

The chairman noted that, in accordance with the articles of association of the Company (“the Articles”), due notice of the meeting had been given and that a quorum of members was present.  As a consequence, the meeting was declared to be duly constituted.

SHARE CAPITAL

IT WAS RESOLVED AS ORDINARY RESOLUTIONS THAT THE AUTHORISED SHARE CAPITAL OF THE COMPANY BE CHANGED FROM:

US$62,800 divided into 78,125,000 Ordinary Shares of US$0.00064 par value each and 20,000,000 Preference Shares of US$0.00064 par value each,

TO: US$358,528 divided into 100,000,000 Ordinary Shares of US$0.0034573 par value each and 20,000,000 Preference Shares of US$0.00064 par value each.

BY:

➢

The consolidation of 78,125,000 Ordinary Shares of US$0.00064 par value each into 14,462,237 Ordinary Shares of US$0.0034573 par value each;

➢

The creation of 85,537,763 Preference Shares with a par value of US$0.0034573 each.

NAME CHANGE

IT WAS RESOLVED AS SPECIAL RESOLUTIONS:

THAT the name of the Company be changed to Hellenic Solutions Corporation.

FILINGS

Stuarts Walker Hersant was authorized and instructed to make all necessary filings with the Registrar of Companies in order to give effect to the amendment of the articles of association of the Company pursuant to the above resolutions.

TERMINATION

There being no further business, the meeting terminated.

/s/ Dimitrios Vassilikos

Chairman of Meeting

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